===============================================================================




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           STUDENT LOAN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO] STUDENT LOAN CORPORATION (SM)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:Thursday, May 13, 1999
Time:11:00 a.m., Central Time
Place: Citibank
701 East 60th Street North
Building # 3 Dakota Room
Sioux Falls, South Dakota 57117

  At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

 [ ] To elect two directors to hold office until the annual meeting in 2002, and until the election and qualification of their successors;

 [ ]  To ratify the selection of KPMG LLP as independent auditors;

 [ ]  To act upon a stockholder proposal; and

 [ ] To transact such other business as may properly come before the meet-ing.

  Please complete the proxy card and return it promptly in the enclosed enve-lope. If you do decide to attend the meeting, you can withdraw your proxy and vote in person at that time. Voting is by secret ballot. Stockholders of rec-ord at the close of business (5:00 P.M., Eastern Time) on March 31, 1999 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 425 Park Avenue, 2nd Floor, New York, New York 10022, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,


/s/ Bill Beckmann
Bill Beckmann
President and
Chief Executive Officer

PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Student Loan Corporation (the "Corporation"). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation on May 13, 1999. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 1999 are entitled to one vote for each share held. On that date there were 20 million shares of the Corporation's common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on or about April 12, 1999.

I. DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

  The Corporation has six directors. The term of office of two of the six directors will expire at the Annual Meeting and, accordingly, two nominees have been proposed for election as directors of the Corporation. The affirmative vote of a plurality of the votes cast at the Annual Meeting by stockholders entitled to vote is required for the election of each nominee as a director of the Corporation.

  The following information with respect to each director is set forth below: name, age, positions and offices held, principal occupation, certain other of the director's activities and term of office as director. Messrs. Gallant and Levinson and Ms. Williamson are officers of Citigroup Inc. ("Citigroup") or its subsidiaries, Citibank, N.A. or Citicorp Mortgage, Inc. Citigroup owns indirectly 80% of the outstanding common stock of the Corporation.

Bill Beckmann, 38. Mr. Beckmann has been the President of the Corporation since October 1997 and its Chief Executive Officer since May 1998. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing planning for Citicorp's private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, most recently with responsibility for developing IBM's Internet business.

Mr. Beckmann was elected a director of the Corporation in October 1997. His current term as director expires at the annual meeting in 2000.

Peter M. Gallant, 55. Mr. Gallant joined Citibank in 1974 after 10 years in the paper and printing business. His first six years at Citicorp were with the World Corporation Group; 1980 to 1984 were with Treasury London, setting up the Customer Dealing business and then building the second version of Trestel, the dealer trading system. 1984-1985 was spent at Midland Bank.

In 1985, Mr. Gallant rejoined Citibank in New York in the Treasury Unit and held a number of jobs, including managing Treasury Marketing, the financial engineering piece of New York's treasury, and the funding books for North America, Latin America and Citicorp. From 1987 to 1990 he was in the Investment Bank in London, initially in charge of distribution in the Eurosecurities businesses, then as Chief of Staff to the head of the Investment Bank. Between 1991 and 1993 Mr. Gallant was responsible for the Global Finance Europe balance sheet, as Regional Treasurer and then as Asset Manager for Europe. Mr. Gallant was appointed Treasurer of Citicorp/Citibank, N.A. in September 1993 and Treasurer of Citigroup in October 1998.

Mr. Gallant has been a director of the Corporation since January 1996. His current term as director expires at the Annual Meeting. Mr. Gallant is a nominee for election as director for a term that expires at the annual meeting in 2002.

Glenda B. Glover, 46. Dr. Glover has been the Dean of the School of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co.

Dr. Glover founded the National Center for Enterprise Zone Research in 1987 and is currently the President of this non-profit economic development corporation.

Dr. Glover has been a director of the Corporation since May 1998. Her current term as director expires at the annual meeting in 2001.

Evelyn E. Handler, 65. Dr. Handler retired in 1998 from her position as Executive Director of the California Academy of Sciences, a position she had held since 1994. From 1991 to 1993, she was an Associate in Education at Harvard University. Dr. Handler was a Senior Fellow of the Carnegie Foundation for the Advancement of Teaching from 1990 to 1993. She served as President of Brandeis University from 1983 to 1991 and President of the University of New Hampshire from 1980 to 1983. Prior to joining the University of New Hampshire, she was Dean of Sciences and Mathematics at Hunter College of the City University of New York. Dr. Handler is also a director of The New England Mutual Life Insurance Company.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the annual meeting in 2000.

Carl E. Levinson, 52. Mr. Levinson is Division Executive of Citicorp's Consumer Assets Division and has been Chairman of Citicorp Mortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Finance, Administration and Operations for Citicorp Remittance Services and in 1979 was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

Mr. Levinson has been a director of the Corporation since October 1994. From October 1997 to May 1998 he also served as the Corporation's Chief Executive Officer. His current term as director expires at the annual meeting in 2000.

Laura D. Williamson, 45. Ms. Williamson joined Citicorp in 1982 and has served in a number of senior corporate finance and capital markets positions, serving for four years as head of Citicorp's corporate finance staff responsible for evaluation and execution of strategic acquisitions and divestitures. She is currently head of Global Strategic Marketing and head of Institutional Sales for the U.S./Canada region of SSB Citi Asset Management.

Ms. Williamson has been a director of the Corporation since November 1992. Her current term as director expires at the Annual Meeting. Ms. Williamson is a nominee for election as director for a term that expires at the annual meeting in 2002.

Share Ownership of Directors and Named Executives

  The following directors, nominees and named executives and all current directors and executive officers as a group own, as of February 28, 1999, the number of shares of the Corporation's and Citigroup's common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding of the Corporation and Citigroup.

                                                         Corporation Citigroup
   Name                                                    Shares    Shares (1)
   ----                                                  ----------- ----------
   Bill Beckmann........................................    2,000       1,511
   Gerald J. Bystrak....................................     None       2,095
   John R. Coffin.......................................     None       1,177
   Peter M. Gallant.....................................     None      10,777
   Glenda B. Glover.....................................     None        None
   Evelyn E. Handler....................................     None        None
   Carl E. Levinson.....................................     None      92,704
   Laura D. Williamson..................................    1,500      10,863
   Yiannis Zographakis..................................      200       2,051
   All directors and executive officers as a group (10
    persons)............................................    4,100     121,178

(1) Includes the following shares of Citigroup common stock which the directors and named executives have the right to acquire within 60 days of February 28, 1999 pursuant to Citigroup employee benefit plans: Mr. Bystrak--229 shares; Mr. Coffin--660 shares; Mr. Gallant--1,102 shares; Mr. Levinson--1,147 shares; and all current directors and executive officers as a group--3,930 shares. Also includes shares of common stock held by certain directors and executive officers under the Citicorp Savings Incentive Plan.

Certain Other Share Owners

  Citibank (New York State), 99 Garnsey Road, Pittsford, New York 14534, a wholly-owned subsidiary of Citigroup, is the only person known by the Corporation to own beneficially more than 5% of the Corporation's outstanding common stock. Citibank (New York State) is the owner of 16 million shares, comprising 80% of the Corporation's outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based on its review of the reports furnished to the Corporation for 1998 pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Corporation believes that all of the reports required to be filed under Section 16 were filed on a timely basis.

Classification of the Board

  The Corporation's Certificate of Incorporation provides that the directors are divided into three classes. The directors of each class serve for a term of three years, and therefore the stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Mr. Gallant and Ms. Williamson serve for a term expiring at the 1999 Annual Meeting, Dr. Handler and Mr. Levinson serve for a term expiring at the 2000 annual meeting, and Mr. Beckmann and Dr. Glover serve for a term expiring at the 2001 annual meeting. Mr. Gallant and Ms. Williamson are nominated for election at the 1999 Annual Meeting as members of the class which will hold office until the third annual meeting following such election and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion.

Board Meeting Data

  There were six meetings of the Board during 1998. All directors attended 75% or more of the total Board and committee meetings held.

Board Committees

  The Board has constituted an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee; the entire Board considers candidates for election to the Board and makes nominations. The Audit Committee, which includes Dr. Glover, Dr. Handler and Ms. Williamson, had five meetings during 1998. The Compensation Committee, which includes Dr. Glover, Dr. Handler and Ms. Williamson, had four meetings during 1998.

  The principal functions of the Audit Committee include recommending independent auditors to be employed by the Corporation and conferring with those auditors; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Corporation; and recommending to the Board policies and procedures for dealing with potential conflicts of interest. The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance and evaluating information concerning such matters as competitive compensation levels and employee benefit programs.

Board Compensation

  In 1998 directors who were not employees of the Corporation or affiliated companies received an annual fee of $20,000 for service on the Board, an annual fee of $5,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,000 for attendance at each Board or committee meeting. Directors who are employees of the Corporation or affiliated companies do not receive any fees or additional compensation for services as members of the Board or any committee. All directors are reimbursed for travel and other related expenses.

EXECUTIVE OFFICERS

  The executive officers of the Corporation as of March 31, 1999 are set forth below. Officers serve at the pleasure of the Board.

Name                 Age Position and Office Held
----                 --- ------------------------
Bill Beckmann         38 President and Chief Executive Officer
John R. Coffin        50 Vice President and General Counsel
Sallyann Colonna      39 Vice President and Director of Marketing
Sue Fowler Roberts    48 Senior Vice President and Director of Sales
Yiannis Zographakis   36 Vice President, Chief Financial Officer and Treasurer

  Mr. Coffin joined the Corporation in 1994. Mr. Coffin joined Citicorp in 1983 and, prior to joining the Corporation, held various positions with Citibank (South Dakota), N.A. and Citibank (New York State), including General Counsel and Commercial Risk Manager.

  Ms. Colonna joined the Corporation in August 1998. From 1995 until she joined the Corporation, she was General Manager of Credit Card Services at Ameritech Corp. From 1985 to 1995 she held various marketing and product management services with American Express Travel Related Services, which she left as Vice President of Platinum and Card Services Marketing.

  Ms. Roberts joined the Corporation in November 1998. Prior to joining the Corporation, she was President and CEO of Education First Marketing, LLC, a joint venture between Sallie Mae and Chase Manhattan Bank.

From 1991 to March 1998, Ms. Roberts was a Vice President of Sallie Mae, most recently with responsibility for Sales, East Region.

  Mr. Zographakis joined the Corporation in March 1998. Prior to joining the Corporation, Mr. Zographakis held various positions with Citibank, N.A., including Director of Finance for the Consumer Assets Division of Citibank and Financial Controller for Citibank Consumer Finance. Mr. Zographakis joined Citibank in 1990.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Corporation has engaged and expects to continue to engage in a variety of business arrangements with Citigroup and its affiliates. Management believes that these agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties.

  Citibank (New York State) has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $10 billion for specified terms and at specified variable interest rates. At December 31, 1998, the Corporation's outstanding borrowings under these facilities were approximately $8.2 billion. During 1998, the Corporation incurred approximately $454.7 million in interest and fees to Citibank (New York State) and its affiliates pursuant to these credit facilities.

  Citicorp (a subsidiary of Citigroup which owns all of the stock of Citibank (New York State), Citibank, N.A. and other banking corporations) has agreed that neither Citicorp nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation "Guaranteed Student Loans") or certain "alternative" student loans until December 22, 1999. The agreement will not prevent Citicorp or its subsidiaries from acquiring any institution that is in the business of originating Guaranteed Student Loans or alternative student loans, provided that Citicorp or its subsidiaries must cease or dispose of the business within a specified period. The agreement does not restrict Citicorp and its affiliates from acquiring, holding or servicing Guaranteed Student Loans or alternative student loans. Currently, Citicorp and its subsidiaries (other than the Corporation) do not hold or service any material amount of Guaranteed Student Loans or alternative student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating Guaranteed Student Loans or alternative student loans, by Citicorp and its affiliates. Citibank (New York State) and other bank subsidiaries of Citicorp are in the business of making personal loans, including loans specifically for the purpose of funding education costs and loans the proceeds of which may be used for those purposes.

  The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citicorp. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations. The Corporation and Citigroup are currently discussing a possible extension of this Agreement. No assurance can be given as to whether or on what terms the agreement will be extended.

  Citigroup and its subsidiaries have licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citigroup, certain trade names and trademarks for use in the Corporation's business. In addition, Citibank (New York State) and certain of its bank affiliates currently allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation allows the use of its customer list by those affiliates during that period.

  The Corporation and Citibank (New York State) have agreed that Citibank (New York State) or its affiliates will perform certain other functions and services for the Corporation. These services include data processing, financial and regulatory reporting, financial systems, payroll and benefits administration, telecommunications, audit, payment processing, legal affairs and support staff. The Corporation incurred approximately $8.3 million for the cost of those services provided by Citibank (New York State) and its affiliates in 1998. In addition, under a restructuring plan announced in December 1997, the Corporation is in the process of outsourcing a substantial portion of its operations to affiliates. The Corporation paid approximately $6.4 million pursuant to these outsourcing arrangements in 1998.

  Citibank (New York State) provides the Corporation's office facility and furniture in Pittsford under a one-year lease agreement that, during 1998, provided for annual payments of approximately $3.3 million, which included the Corporation's allocable share of utilities, security and cafeteria expenses. The agreement expires in December 1999, with an option to renew for an additional one-year term.

  In order to comply with applicable banking laws, loans made under the Corporation's CitiAssist program are originated by Citibank (New York State) and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank (New York State) are reflected in a service fee charged to Citibank (New York State) pursuant to an intercompany agreement. During 1998, Citibank (New York State) paid the Corporation approximately $1.2 million in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 1998, the Corporation's CitiAssist loan portfolio totaled $44.6 million.

  The Corporation is included in various income tax or franchise tax returns of groups including Citibank (New York State) and other affiliated companies. The Corporation and Citibank (New York State) have entered into an agreement providing for allocations of various tax payments. The agreement also provides that the Corporation will pay to Citibank (New York State) one-half of the tax benefit derived by the Corporation as a result of specified transactions related to the establishment of the Corporation in 1992. During 1998, the Corporation paid approximately $47.2 million to Citibank (New York State) pursuant to this agreement.

COMPENSATION

  Employees of the Corporation participate in the compensation plans of Citigroup and its affiliates. Generally, compensation for the Corporation's executive officers consists of salary and an annual cash incentive award (both of which are paid directly by the Corporation), as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees of Citigroup affiliates generally, in which executive officers also participate. The Corporation reimburses Citigroup for all costs incurred in connection with its employees' participation in Citigroup benefit plans. Certain officers and other employees of the Corporation have also received options to purchase Citigroup stock.

  The tables on pages 8 through 10 show, among other things, salaries and bonuses paid during the last three years, options granted in 1998 and aggregate option exercises in 1998 for the named executive officers.

                          SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                     Annual Compensation    Compensation
                                      -------------------------------------------------
                                                             Number of
                                                             Securities
                                                         Underlying Options     All Other
   Name and Principal Position  Year  Salary  Bonus(/1/)    Granted(/2/)    Compensation(/3/)
---------------------------------------------------------------------------------------------
  Carl E. Levinson,             1998 $354,167  $426,000       100,000            $23,405
   Chairman and Chief
    Executive Officer(/4/)      1997  337,500   350,000        42,500             20,250
                                1996  322,833   315,625        27,500             19,370
  Bill Beckmann,                1998  252,604   250,000         7,000             15,078
   President and Chief
    Executive Officer(/5/)      1997   41,667   200,000        25,000              1,250
  Gerald J. Bystrak,            1998  161,000    93,300         4,000             15,258
   Vice President and
    Director of                 1997  155,167    80,000           -0-              9,310
   Operations(/6/)              1996  142,633    60,000         3,750              8,558
  John R. Coffin                1998  124,667    18,000           -0-              8,560
   Vice President and
    General                     1997  122,167    15,000           -0-              8,230
   Counsel                      1996  117,116    22,000           -0-              7,030
  Yiannis Zographakis           1998  107,556    85,000         3,000                -0-
   Vice President,
    Treasurer and               1997   94,002    60,000         5,000                -0-
   Chief Financial
    Officer(/7/)                1996   80,833    25,000         2,500                -0-
  Thomas R. Quinn, Jr.,         1998  127,344       -0-           -0-              7,640
   Vice President and
    Director of Sales(/8/)      1997  114,776    45,000           -0-              6,375
                                1996  150,659       -0-           -0-              4,800


(1)  Bonus awards were made in 1999 based on 1998 performance.

(2) Options for 1998 were granted in November 1998, options for 1997 were granted in January 1998, and options for 1996 were granted in January 1997. All options indicated in the table above are options to purchase the common stock of Citigroup.

(3) Cash compensation earned pursuant to the Citicorp Savings Incentive Plan. Any amounts in excess of contribution limits established by the Internal Revenue Service are paid in cash to the named executive officer.

(4) Mr. Levinson served as Chief Executive Officer of the Corporation from October 1997 to May 1998. Mr. Levinson is employed by a wholly owned subsidiary of Citigroup. All of Mr. Levinson's compensation indicated in the table above was paid by his employer.

(5) Mr. Beckmann's employment with the Corporation commenced in October 1997; he was appointed Chief Executive Officer in May 1998. Mr. Beckmann's annual salary rate for 1997 was $250,000. Mr. Beckmann received a sign-on bonus for 1997 of $200,000.

(6) Mr. Bystrak was Vice President and Director of Operations of the Corporation from its inception until January 1999.

(7) Mr. Zographakis's employment with the Corporation commenced in March 1998. Before March 1998, Mr. Zographakis was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. Mr. Zographakis also receives equalization income due to his resident non-citizen status not deemed material for Proxy purposes.

(8) Mr. Quinn was employed by the Corporation from April 1997 to December 1998. Prior to April 1997, Mr. Quinn worked for an affiliate of the Corporation and his compensation was paid by that affiliate. The Corporation awarded Mr. Quinn for 1997 a sign-on bonus of $15,000 and a bonus of $30,000 based on 1997 performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------
                              Percent of
               Number of    Total Options
               Securities     Granted to
               Underlying    Corporation    Exercise
                Options      employees in     Price   Expiration     Grant Date
    Name      Granted(/1/) Fiscal Year(/2/) ($/share)    Date    Present Value(/4/)
-----------------------------------------------------------------------------------
Carl E.
 Levinson       100,000          (3)           $47     11/02/08       $967,439
Bill
 Beckmann         7,000           9%           $47     11/02/08        $90,295
Gerald J.
 Bystrak          4,000           5%           $47     11/02/08        $51,598
John R.
 Coffin             -0-          N/A           N/A          N/A            N/A
Thomas R.
 Quinn, Jr.         -0-          N/A           N/A          N/A            N/A
Yiannis
 Zographakis      3,000           4%           $47     11/02/08        $38,697
-----------------------------------------------------------------------------------

(1) The 1998 options are options to purchase the common stock of Citigroup. The options have a term of ten years vesting 20% per year beginning on the first anniversary of the date of grant.

(2) No individual listed above had more than 0.32% of the total options granted to all employees of Citigroup and its subsidiaries. The Student Loan Corporation employees received 80,600 option grants for 1998.

(3)  Mr. Levinson is not an employee of the Corporation.

(4) The "Grant Date Present Value" numbers set forth in the table above were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

  . stock price volatility was calculated by using the weekly closing price of the Citigroup's Common Stock on the NYSE Composite Transactions Tape for the one-year period prior to the grant date of each option;

  . the risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the subject estimated option life, as reported by the Federal Reserve;

  . the dividend yield (based upon the actual annual dividend rate during 1998) was assumed to be constant over the life of the option;

  . exercise of the option was deemed to occur approximately three and one-half years after the date of grant; and

  . with respect to Mr. Levinson, the value arrived at through the use of the Black-Scholes model was discounted by 25% to reflect the reduction in value (as measured by the estimated cost of protection) of the options due to the holding requirements of a stock ownership commitment applicable to senior management of Citigroup businesses, as more fully described in Citigroup's 1999 Proxy Statement. For purposes of calculating the discount, a five year holding period was assumed.

The potential value of options granted depends entirely upon a long-term increase in the market price of Citigroup's common stock; if the stock price does not increase, the options would be worthless.

         AGGREGATED CITIGROUP OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUE

-----------------------------------------------------------------------------------
                                  Number of Securities
               Shares            Underlying Unexercised     Value of Unexercised
              Acquired           Options at Fiscal Year-    In-The-Money Options
                 On     Value           End(/1/)           at Fiscal Year-End(/1/)
                                 --------------------------------------------------
              Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------
Carl E.
 Levinson       -0-      -0-      86,250       197,500    $2,510,453   $1,291,219
Bill
 Beckmann       -0-      -0-         -0-        32,000           -0-   $   82,750
Gerald J.
 Bystrak        -0-      -0-         -0-        11,501           -0-   $  128,350
John R.
 Coffin         -0-      -0-         -0-           -0-           -0-          -0-
Thomas R.
 Quinn, Jr.     -0-      -0-         -0-           -0-           -0-          -0-
Yiannis
 Zographakis    -0-      -0-         -0-        10,500           -0-   $   38,156
-----------------------------------------------------------------------------------

(1) Shares and options to purchase shares of Citicorp were automatically converted into shares and options to purchase shares, respectively, of Citigroup on October 8, 1998, at the ratio of 2.5 Citigroup shares for each Citicorp share. The value of those options reflected in the table is the market value of common stock on December 31, 1998 minus the related exercise price. The market value of Citigroup's common stock on the New York Stock Exchange composite tape as of December 31, 1998 was $49.6875 per share.

  The Corporation also provides compensation to its employees in the form of a benefit under the Citicorp Retirement Plan, in which employees of other affiliated corporations also participate. The following table sets forth the estimated annual retirement benefits as of December 31, 1998, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits that would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                            PENSION PLAN TABLE(/1/)

--------------------------------------------------------------------------------
                                                  Years of Service
                                      ------------------------------------------
Remuneration                           15       20       25       30       35
--------------------------------------------------------------------------------
$100,000........................... $ 30,000 $ 40,000 $ 50,000 $ 60,000 $ 63,750
 130,000...........................   39,000   52,000   65,000   78,000   82,875
 160,000...........................   48,000   64,000   80,000   96,000  102,000
 190,000...........................   57,000   76,000   95,000  114,000  121,125
 220,000...........................   66,000   88,000  110,000  132,000  140,250
 250,000...........................   75,000  100,000  125,000  150,000  159,375
 300,000...........................   90,000  120,000  150,000  180,000  191,250
 350,000...........................  105,000  140,000  175,000  210,000  223,125
 400,000...........................  120,000  160,000  200,000  240,000  255,000
--------------------------------------------------------------------------------

(1)  This table reflects a straight life annuity benefit.

  The years of credited service under the Retirement Plan as of December 31, 1998 for Messrs. Levinson, Beckmann, Bystrak, Coffin and Zographakis were approximately 26, 12, 25, 16, and 9 years, respectively. Covered compensation under the Retirement Plan and the supplemental non-qualified pension plans is the participant's base salary and, with respect to the individuals named in the Summary Compensation Table, does not differ substantially (by more than 10%) from the salary compensation set forth therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest-paid years of the last ten years of employment. Messrs. Levinson, Beckmann, Bystrak, Coffin and Zographakis will be credited with 35, 35, 35, 31, and 35 years of service, respectively, upon normal retirement at age 65. Mr. Bystrak resigned his position with the Corporation in January 1999, but continued to be employed by a company that participates in the Retirement Plan. Mr. Quinn resigned from the Corporation in December 1998.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Corporation's Board of Directors is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee, which met four times during 1998, consists of three directors who are not employees of the Corporation. The Committee annually evaluates individual and corporate performance.

  The Corporation is 80% owned by Citibank (New York State), a subsidiary of Citigroup. Accordingly, Citigroup management plays an important role in determining not only compensation for the Chief Executive Officer in particular and all other employees generally but also financial and other business goals of the Corporation. The Corporation's relationship with Citigroup is an integral component of the Committee's determination of compensation levels.

  During 1998, two individuals acted as Chief Executive Officer of the Corporation. Mr. Levinson was the Chief Executive Officer until May 1998, when Mr. Beckmann was named to that position. Mr. Levinson is employed and compensated by a subsidiary of Citigroup. His compensation is determined by the senior management of Citigroup, based on the performance of the Corporation, as well as on the performance of other Citigroup businesses for which Mr. Levinson is responsible.

  Mr. Beckmann's compensation for 1998 was initially recommended by the Citigroup executive responsible for Citigroup's investment in the Corporation. The Committee then reviewed the performance of Mr. Beckmann and the level of compensation recommended by Citigroup management and determined the appropriate compensation for approval by the Board. Compensation for executive officers other than Mr. Beckmann was determined by the Committee based on input from, and recommendations made by, Mr. Beckmann and Mr. Levinson.

  Compensation for the Corporation's executive officers consists of salaries and annual cash incentive awards. In addition, all employees of the Corporation are eligible to participate in certain of the compensation plans of Citigroup and its affiliates, including a savings incentive plan, a stock purchase plan and a retirement plan. The Corporation reimburses Citigroup for the cost of its employees' participation in Citigroup's plans.

  Total annual compensation of executive officers is based on individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

  Salaries for Mr. Beckmann and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect competitive pay levels. Annual cash incentive awards for the executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and Citigroup and approved by the Committee.

  Incentive awards, including stock option grants, vary based on assessments of each executive officer's individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citigroup stock when determining whether to grant options to purchase the Corporation's stock. Certain executive officers of the Corporation received Citigroup stock options for 1998. In light of these grants, after consultation with management of the Corporation and with the other members of the Corporation's Board of Directors, the Committee determined not to recommend the grant of any options to purchase the Corporation's stock for 1998.

By the Compensation Committee

Glenda B. Glover, Chairman
Evelyn E. Handler
Laura D. Williamson

STOCK PRICE PERFORMANCE

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                 THE STUDENT LOAN CORPORATION, THE S&P 500 AND
                                  SLM HOLDING

                                1994    1995   1996   1997   1998

The Student Loan Corporation   $ 100   $ 188  $ 208  $ 279  $ 257
S & P 500                      $ 100   $ 138  $ 170  $ 226  $ 291
SLM Holdings                   $ 100   $ 207  $ 297  $ 450  $ 551



PERFORMANCE GRAPH

II. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

  The Board believes it appropriate to submit for action by the stockholders its selection of KPMG LLP ("KPMG"), certified public accountants, as auditors of the Corporation for the year 1999. The appointment of this firm is proposed by the Board based, in part, on KPMG's review of and familiarity with the Corporation's business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank, N.A. since 1964, for Citicorp since it commenced operations in 1968 and for Travelers Group Inc. (which in 1998 merged with Citicorp to form Citigroup) and its predecessors since 1969.

  Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

  The Board of Directors recommends a vote FOR this proposal.

III. STOCKHOLDER PROPOSAL

  Lincluden Management Limited, 1275 North Service Road W., Oakville, Ontario L6M 3G4, Canada, which has represented that it owns 844,570 shares of the Corporation's common stock on behalf of clients, has notified the Corporation that it intends to present the following proposal at the Annual Meeting.

Proposal:

  Resolved, that the shareholders of The Student Loan Corporation recommend that the board of directors engage the services of a nationally recognized investment banking firm, with which it or its parent Citigroup has minimal current investment banking involvement, to explore all alternatives to enhance the value of the Company, including, but not limited to the possible sale or merger of the Company, or premium tender offer share repurchases of the stock of the Company, and to present to the shareholders within three months of the scheduled 1999 Annual Meeting a plan for maximizing shareholder value.

Supporting Statement:

  In December 1992, Citicorp spun off 20% of the Company at a time when Citicorp greatly needed capital and the environment for federal student lending programs was highly uncertain. The Company was taken public with an equity to assets ratio of 3.1%, a level that presumably was appropriate to support its existing loan portfolio as well as future growth.

  The Company's shareholders have experienced a trend of reduced returns on equity, inefficient capital allocation with the buildup in the equity to assets ratio, and repeated failure to meet stated return objectives.

1) Declining Earnings Growth Rates (Year over year change--earnings exclude floor income and extraordinary items)

  92  44.0%
  93  12.2
  94  18.3
  95  25.9
  96  6.3
  97  -2.2
  98  7.3 % (three quarters)

2)  Reduced Returns on Equity (Return on Average Equity)

  92 Infinite--No equity recognized as a wholly owned subsidiary of Citicorp 93 24.0%
  94  21.4
  95  21.4
  96  19.5
  97  16.2
  98  15.8 % (three quarters)

3)  Increasing Equity to Assets Ratio

  92  2.9%
  93  4.5
  94  4.6
  95  4.7
  96  5.1
  97  5.1
  98  5.2 % (end of third quarter)

4)  Failure to Meet Return on Equity Targets

  In October 1996, the company declared a return on equity objective of 18 to 20% that it has since failed to achieve. Its major public competitor SLM Holdings has a ROE exceeding 70%. We believe that the target of 18-20% is well below industry norms.

  A company with public shareholders should be responsive to them and seek to meet its declared profitability objectives. These objectives should meet or exceed industry standards.

  IF YOU AGREE, please mark your proxy FOR this resolution.

Management Comment

  The Board of Directors believes that management has set reasonable targets for growth, earnings, and return on equity. The Corporation has been profitable from inception, and 1998 earnings of $69 million represent an

11.3% cumulative annual growth rate over the past five years, despite government interest rate reductions on student loans. In addition, shareholders have seen the dividend more than triple in the same period. The Corporation has also implemented strategic programs to accelerate growth and efficiency, including product diversification (e.g. CitiAssist), outsourcing of operations, and changes in the senior management team.

  While such programs take time to have a full impact, in 1998 the Corporation's total disbursements grew at a rate three times as great as the market, while assets, revenue and earnings hit record levels. The Corporation acknowledged the impact of higher leverage ratios, along with continued government interest rate reductions, when it changed the targeted return on equity levels at year-end. After reviewing the financial results of the Corporation, including the figures above, the Board of Directors believes that management is employing appropriate strategies and taking the proper actions to maximize the long-term value of the Corporation.

Recommendation

  The Board of Directors recommends that stockholders vote AGAINST the foregoing proposal. Proxies solicited by the Board of Directors will be so voted unless the stockholder giving the proxy specifies otherwise. The affirmative vote of a majority of the votes cast at the Annual Meeting would be required to adopt this stockholder proposal; however, because Citibank (New York State), the holder of 80% of the Corporation's common stock, has advised the Corporation that it intends to vote against the proposal, the proposal will not be adopted.

OTHER MATTERS

  The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $5,000 plus out-of-pocket expenses.

  As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

  Only stockholders of record at the close of business (5:00 P.M., Eastern
Time) on March 31, 1999 will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation's Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. On any of these matters, abstentions and broker non-votes are not considered votes cast.

  Citibank (New York State), a wholly-owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein, for the ratification of the Corporation's independent auditors, and against the stockholder proposal. Because of the voting power of Citibank (New York State), the nominees are assured election and the ratification of independent auditors is assured passage, and it is assured that the stockholder proposal will not be adopted.

  Copies of the Corporation's Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation at 750 Washington Boulevard, Stamford, Connecticut 06901, Attention: Investor Relations, or by telephone request to (203) 975-6292.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION'S 2000 PROXY STATEMENT

  In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation's 2000 Proxy Statement through the close of business on December 3, 1999.

                      By order of the Board of Directors,

                               /s/ Stephen E. Dietz
                               Stephen E. Dietz
                                   Secretary

1999 PROXY            THE STUDENT LOAN CORPORATION

   Annual Meeting of Stockholders--May 13, 1999, 11:00 A.M. (Central Time),
                701 East 60th Street North, Building #3- Dakota Room
                         Sioux Falls, South Dakota
    INSTRUCTIONS--To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

                  Peter M. Gallant, Laura D. Williamson
    Stock is NOT to be voted for the following nominee(s) for director:

    -------------------------------------------------------------------

The undersigned appoints Bill Beckmann, Carl E. Levinson and Yiannis Zographakis, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 1999 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 13, 1999 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors, "FOR" the proposal on Independent Auditors and "AGAINST" the stockholder proposal.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

          This Proxy is Solicited on Behalf of the Board of Directors

                      PROPOSALS OF THE BOARD OF DIRECTORS
                      The Directors Recommend a Vote FOR

 I. Election of Directors                         FOR    WITHHOLD*   ABSTAIN
                                                  [_]       [_]        [_]

 II. Ratification of Independent Auditors       FOR     AGAINST    ABSTAIN

                                                  [_]       [_]        [_]

 III. Stockholder Proposal                        FOR     AGAINST    ABSTAIN
                                                  [_]       [_]        [_]

 *To withhold authority to vote for any individual mark this box AND write that nominee's name on the line provided on the reverse side of this card.

 Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors, "FOR" the proposal on Independent Auditors and "AGAINST" the stockholder proposal.

          This Proxy is Solicited on Behalf of the Board of Directors

        Please Sign Here exactly as your name(s) appear(s) to the left.

        -------------------------------------------------------

        -------------------------------------------------------
        Dated:
        -------------------------------------------------------
 When signing as attorney, executor, administrator, trustee or guardian, please give full title.